Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is made and entered into this __ day of June, 2009 by and between Jason Ash (the “Employee”) and PacificHealth Laboratories, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H

WHEREAS, the Employee and the Company are parties to that certain Employment Agreement dated as of January 3, 2008, as amended on August 5, 2008 effective August 1, 2008 (together, the ‘Employment Agreement”); and

WHEREAS, the Employee and the Company desire to amend the Employment Agreement to extend the initial term of the Employment Agreement and to make certain other changes to the terms and conditions of the Employment Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agree as follows:

1.           Capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement.
2.           The first sentence of Section 2 of the Employment Agreement is hereby restated to provide as follows:

The term of this Agreement, and the term of employment of Employee hereunder, shall commence on the Effective Date, and shall end December 31, 2012 (the “Scheduled Termination Date”), provided:

3.           Section 3(a) of the Employment Agreement is amended to delete the requirement for annual increases at least equal to the change in the consumer price index, so that it shall provide in its entirety as follows:

a.           During the term of this Agreement, beginning as of the Effective Date, Employee shall receive a base salary paid in equal, semi-monthly installments commencing with the first pay period immediately following the Effective Date, in the amount of $295,000 per annum. Annual base salary shall be adjusted with a market increase consistent with the position, Company performance, and responsibilities of Employee.

4.           In addition to the Options specified in subparagraph i) of paragraph 3c of the Employment Agreement, Employee shall receive options exercisable for 200,000 shares of the Company’s Common Stock (“New Options”).  The New Options shall have an exercise price equal to the closing price for the Company’s Common Stock on June 23, 2009 of $0.28 per share, shall have a 5-year life, and shall vest as to 50,000 shares on June 23, 2010; 50,000 shares on June 23, 2011; 50,000 shares on June 23, 2012; and the remaining 50,000 shares on June 23, 2013.  The New Options shall be subject to the provisions of subparagraphs ii) through vi) of paragraph 3c.

5.           Employee acknowledges that the relocation/travel/car stipend provided in Section 4 of the Employment Agreement is not applicable after December 31, 2009.  The Company agrees, however, to pay an additional one-time lump sum stipend in the amount of $50,000 in the event all of the following occur:

(i)           Employee terminates his employment under the Employment Agreement for Good reason, or the Company terminates his employment under the Employment Agreement without cause;

(ii)           As a result of such termination, Employee’s H1B visa is terminated within 30 days of termination from the Company and he is required to leave the United States upon 30 days (or less) notice; and

(iii)           Employee in fact does leave the United States for the above reasons without having obtained a new visa.

6.           Except as modified by this Amendment, and previous amendments, all terms, provisions and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

7.           This Amendment may be executed in counterparts and by facsimile, each of which shall constitute an original and all of which shall constitute one and the same Amendment.

IN WITNESS WHEREOF, this Amendment has been executed by the Company, by its duly authorized representative, and by the Employee, as of the date first above written.

PACIFICHEALTH LABORATORIES, INC.		EMPLOYEE

By:
	Stephen Kuchen	Jason Ash
Chief Financial Officer

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